Exhibit g.4
TORTOISE ENERGY CAPITAL CORPORATION
ARTICLES SUPPLEMENTARY
SERIES B MANDATORY REDEEMABLE PREFERRED SHARES
          Tortoise Energy Capital Corporation (the “Company”), a Maryland corporation, certifies to the State Department of Assessments and Taxation of Maryland that:
          FIRST: Under a power contained in Article VI of the Articles of Incorporation of the Company (which, as restated, amended or supplemented from time to time are, together with these Articles Supplementary, herein called the “Charter”), the Board of Directors by duly adopted resolutions classified and designated 3,000,000 shares of authorized but unissued Preferred Stock (as defined in the Charter) and 2,000,000 shares of authorized but unissued Preferred Stock classified and designated as Mandatory Redeemable Preferred Shares (the “Initial MRP Shares”) as 5,000,000 shares of Series B Mandatory Redeemable Preferred Shares, liquidation preference $10.00 per share, with the following preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.
MRP SHARES
DESIGNATION
          Preferred Shares: 3,000,000 shares of authorized but unissued Preferred Stock and 2,000,000 authorized but unissued Initial MRP Shares are classified and designated as 5,000,000 shares of Series B Mandatory Redeemable Preferred Shares, liquidation preference $10.00 per share (“MRP Shares”). The initial Dividend Period for the MRP Shares shall be the period from and including the Original Issue Date thereof to and including February 28, 2011 (the “Initial Dividend Period”). Each MRP Share shall have a dividend rate equal to the Applicable Rate (or Default Rate). Each MRP Share shall have such other preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law or set forth in the Charter applicable to shares of Preferred Stock (“Preferred Shares”), as are set forth herein. The MRP Shares shall constitute a separate series of Preferred Shares.
          Subject to the provisions of Section 11 hereof, the Board of Directors of the Company may, in the future, authorize the issuance of additional Preferred Shares with the same preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption and other terms herein described, except that the Initial Dividend Period, the Applicable Rate for the Initial Dividend Period and the initial Dividend Payment Date shall be as set forth in the Articles Supplementary relating to such additional Preferred Shares.
          As used herein, capitalized terms not otherwise defined herein shall have the meanings provided in Section 17 hereof.
          1. Number of Shares; Ranking. (a) The initial number of authorized MRP Shares is 5,000,000 shares. No fractional MRP Shares shall be issued.
               (b) Any MRP Shares which at any time have been redeemed or purchased by the Company shall, after redemption or purchase, be returned to the status of authorized but unissued Preferred Stock of the Company, until reclassified by the Board of Directors.
               (c) The MRP Shares shall rank on parity with shares of any other series of Preferred Shares as to the payment of dividends to which the Preferred Shares are entitled and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Company.

               (d) No Holder of MRP Shares shall have, solely by reason of being a Holder, any preemptive right, or, unless otherwise determined by the Board of Directors, other right to acquire, purchase or subscribe for any MRP Shares, Common Shares or other securities of the Company which it may hereafter issue or sell.
               (e) No Holder of MRP Shares shall be entitled to exercise the rights of an objecting stockholder under Title 3, Subtitle 2 of the Maryland General Corporation Law (the “MGCL”) or any successor provision.
          2. Dividends. (a) The Holders of MRP Shares shall be entitled to receive cash dividends, when, as and if authorized by the Board of Directors and declared by the Company, out of funds legally available therefor, at the rate per annum equal to the Applicable Rate (or the Default Rate), and no more, payable on the respective dates determined as set forth in paragraph (b) of this Section 2. Dividends on Outstanding MRP Shares issued on the Original Issue Date shall accumulate from the Original Issue Date.
          (b) (i) Dividends on MRP Shares shall be payable monthly when, as and if authorized by the Board of Directors and declared by the Company beginning on the initial Dividend Payment Date, and with respect to any Dividend Period thereafter, on the first Business Day following the last day of such Dividend Period.
                         (ii) If a day for payment of dividends resulting from the application of subparagraph (b)(i) above is not a Business Day, then the Dividend Payment Date shall be the first Business Day that falls after such day for payment of dividends.
                         (iii) Except as otherwise set forth herein, the Company shall pay to the Paying Agent not later than 3:00 p.m., New York City time, on the Business Day next preceding each Dividend Payment Date for the MRP Shares, an aggregate amount of federal funds or similar same-day funds, equal to the dividends to be paid to all Holders of such MRP Shares on such Dividend Payment Date. The Company shall not be required to establish any reserves for the payment of dividends.
                         (iv) All moneys paid to the Paying Agent for the payment of dividends shall be held in trust for the payment of such dividends by the Paying Agent for the benefit of the Holders specified in subparagraph (b)(v) of this Section 2. Any moneys paid to the Paying Agent in accordance with the foregoing but not applied by the Paying Agent to the payment of dividends will, to the extent permitted by law, be repaid to the Company at the end of 90 days from the date on which such moneys were to have been so applied.
                         (v) Each dividend on MRP Shares shall be paid on the Dividend Payment Date therefor to the Holders as their names appear on the share ledger or share records of the Company at the close of business on the fifteenth (15th) day of the Dividend Period (or if such day is not a Business Day, the next preceding Business Day). Dividends in arrears for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the Holders as their names appear on the share ledger or share records of the Company on a date, not exceeding 15 days preceding the payment date thereof, as may be fixed by the Board of Directors. No interest will be payable in respect of any dividend payment or payments which may be in arrears.
               (c) (i) So long as MRP Shares are rated on any date no less than “A” by Fitch (or an equivalent of such rating by some Other Rating Agency), the dividend rate on Outstanding MRP Shares (the “Dividend Rate”) shall be the Applicable Rate. If the highest credit rating assigned on any date to the MRP Shares by Fitch is equal to one of the ratings set forth in the table below (or its equivalent by some Other Rating Agency), the Dividend Rate shall be adjusted by adding the respective enhanced dividend amount (which shall not be cumulative) set forth opposite such rating to the Applicable Rate.

Fitch Rating	Enhanced Dividend Amount
“A-”	0.75%
“BBB+”	1.00%

Fitch Rating	Enhanced Dividend Amount
“BBB”	1.25%
“BBB-”	1.50%
BB+ or lower	4.00%
          The Company shall use its reasonable best efforts to cause at least one Rating Agency to maintain a current rating on the Outstanding MRP Shares. If no Rating Agency is rating Outstanding MRP Shares, the Dividend Rate on Outstanding MRP Shares shall be a rate equal to the Applicable Rate plus 4.0%, unless the Dividend Rate is the Default Rate, in which case the Dividend Rate shall remain the Default Rate.
                         (ii) Subject to the cure provisions below, a “Default Period” will commence on any Dividend Payment Date or any date fixed for redemption (the “Redemption Date”), as applicable, if the Company fails to deposit irrevocably in trust in federal funds or similar same-day funds, with the Paying Agent by 12:00 noon, New York City time, (A) the full amount of any dividend payable on the Dividend Payment Date (a “Dividend Default”) or (B) the full amount of any Redemption Price payable on any Redemption Date (a “Redemption Default”, and together with a Dividend Default, hereinafter referred to as “Default”). Subject to the cure provisions of Section 2(c)(iii) below, a Default Period with respect to a Dividend Default or a Redemption Default shall end on the Business Day on which, by 12:00 noon, New York City time, all unpaid dividends and any unpaid Redemption Price shall have been deposited irrevocably in trust in same-day funds with the Paying Agent. In the case of a Dividend Default, the Dividend Rate for each day during the Default Period will be equal to the Default Rate.
                         (iii) No Default Period with respect to a Dividend Default or Redemption Default shall be deemed to commence if the amount of any dividend or any Redemption Price due (if such Default is not solely due to the willful failure of the Company) is deposited irrevocably in trust, in same-day funds with the Paying Agent by 12:00 noon, New York City time within three Business Days after the applicable Dividend Payment Date or Redemption Date, together with an amount equal to the Default Rate applied to the amount of such non-payment based on the actual number of days comprising such period divided by 360.
                         (iv) The amount of dividends per share payable on each Dividend Payment Date of each Dividend Period shall be computed by multiplying the Applicable Rate (or the Default Rate) for such Dividend Period by a fraction, the numerator of which shall be 30 and the denominator of which shall be 360, multiplying the amount so obtained by the liquidation preference per MRP Share. Dividends payable on any MRP Shares for any period of less than a full monthly Dividend Period, including in connection with the first Dividend Period or upon any redemption of such MRP Shares on any date other than on a Dividend Payment Date, shall be computed by multiplying the Applicable Rate (or the Default Rate) for such period by a fraction, the numerator of which shall be the actual number of days in such period and the denominator of which shall be 360, multiplying the amount so obtained by the liquidation preference per MRP Share.
               (d) Any dividend payment made on MRP Shares shall first be credited against the earliest accumulated but unpaid dividends due with respect to such MRP Shares.
               (e) For so long as the MRP Shares are Outstanding, except as contemplated herein, the Company will not declare, pay or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in shares of, or options, warrants or rights to subscribe for or purchase, Common Shares or other shares of capital stock, if any, ranking junior to the MRP Shares as to dividends or upon liquidation) with respect to Common Shares or any other shares of the Company ranking junior to or on a parity with the MRP Shares as to dividends or upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares or any other such junior shares (except by conversion into or exchange for shares of the Company ranking junior to the MRP Shares as to dividends and upon liquidation) or any such parity shares (except by conversion into or exchange for shares of the Company ranking junior to or on a parity with the MRP Shares as to dividends and upon liquidation), unless (1) there is no event of default under any borrowings (including the Tortoise Notes) that is continuing; (2) immediately after such transaction the 1940 Act Asset Coverage would be achieved and the Company would satisfy the MRP Shares Basic Maintenance Amount; (3) immediately after the transaction, the Company would have eligible portfolio holdings with an aggregated Discounted Value at least equal to the asset coverage requirements, if any, under any borrowings; (4) full cumulative dividends on the MRP Shares and all other Preferred Shares ranking on parity with the MRP Shares due on or prior to the date of the transaction have been declared and paid; and (5) the Company has redeemed the full number of MRP Shares required to be redeemed by any provision for mandatory redemption contained in Section 3(a).
          3. Redemption. (a)(i) If at any time on or prior to March 1, 2012 the MRP Shares Asset Coverage is greater than 225%, but less than or equal to 235%, for any five Business Days within a ten-Business Day period, determined on the basis of values calculated as of a time within 48 hours (not including Sundays or holidays) next preceding the time of such determination within the ten-Business Day period, subject to the provisions of this Section 3 and to the extent permitted under the 1940 Act, the Company may, at its option, redeem in whole or in part out of funds legally available therefor, MRP Shares at any time and from time to time, upon not more than 40 days notice as provided below, at the Redemption Price plus $0.20 per share. The amount of MRP Shares that may be redeemed on or prior to March 1, 2012 shall not exceed an amount of MRP Shares that results in a MRP Shares Asset Coverage of more than 250% pro forma for such redemption, determined on the basis of values calculated as of a time within 48 hours (not including Sundays or holidays) next preceding the time of such determination. After March 1, 2012, subject to the provisions of this Section 3 and to the extent permitted under the 1940 Act, the Company may, at its option, redeem in whole or in part out of funds legally available therefor, MRP Shares at any time and from time to time, upon not more than 40 days notice as provided below, at the Redemption Price plus the Optional Redemption Premium. Notwithstanding the foregoing, the Company shall not give a notice of or effect any redemption pursuant to this Section 3(a)(i) unless, on the date on which the Company intends to give such notice and on the date of redemption (i) the Company has available certain Deposit Securities with maturity or tender dates not later than the day preceding the applicable Redemption Date and having a value not less than the amount (including any applicable premium) due to Holders of MRP Shares by reason of the redemption of such MRP Shares on such date fixed for the redemption, and (ii) the Company would satisfy the MRP Shares Basic Maintenance Amount and Effective Leverage Ratio Requirement (defined below) immediately subsequent to such redemption, if such redemption were to occur on such date.
                         (ii) If the Company fails to maintain, as of the close of business on the last Business Day of any week, the MRP Shares Asset Coverage or the MRP Shares Basic Maintenance Amount, and either such failure is not cured as of the close of business on the date that is 30 days following such Business Day (an “Asset Coverage Cure Date”), the MRP Shares will be subject to mandatory redemption at the Redemption Price out of funds legally available therefor. The number of MRP Shares to be redeemed in such circumstances will be equal to the minimum number of MRP Shares the redemption of which, if deemed to have occurred immediately prior to the opening of business on the relevant Asset Coverage Cure Date, would result in the Company satisfying the MRP Shares Asset Coverage and MRP Shares Basic Maintenance Amount as of the Asset Coverage Cure Date (provided that, if there is no such minimum number of MRP Shares the redemption of which would have such result, all MRP Shares then Outstanding will be redeemed).
                         (iii) In determining the MRP Shares required to be redeemed in accordance with the foregoing Section 3(a)(ii), the Company shall allocate the number of shares required to be redeemed to satisfy the MRP Shares Asset Coverage pro rata among the Holders of MRP Shares in proportion to the number of shares they hold by lot or by such other method as the Company shall deem fair and equitable, subject to any mandatory redemption provisions, subject to the further provisions of this subparagraph (iii). The Company shall effect any required mandatory redemption pursuant to subparagraph (a)(ii) of this Section 3 no later than 30 calendar days after the Asset Coverage Cure Date (the “Mandatory Redemption Date”), except that if the Company does not have funds legally available for the redemption of, or is not otherwise legally permitted to redeem, the number of MRP Shares which would be required to be redeemed by the Company under subparagraph (a)(ii) of this Section 3 if sufficient funds were available, together with shares of other MRP Shares which are subject to mandatory redemption under provisions similar to those contained in this Section 3, or the Company otherwise is unable to effect such redemption on or prior to such Mandatory Redemption Date, the Company shall redeem those MRP Shares, and other MRP Shares which it was unable to redeem, on the earliest practicable date on which the Company will have such funds available, upon notice pursuant to Section 3(b) to Holders of the MRP Shares to be redeemed and the Paying Agent. The Company will deposit with the Paying Agent funds sufficient to redeem the specified number of MRP Shares with respect to a redemption required under subparagraph (a)(ii) of this Section 3, by 12:00 p.m., New York City time, on the Mandatory Redemption Date. If fewer than all of the Outstanding MRP Shares are to be redeemed pursuant to this Section 3(a)(iii), the number of MRP Shares to be redeemed shall be redeemed pro rata from the Holders of such MRP Shares in proportion to the number of such MRP shares held by such Holders, by lot or by such other method as the Company shall deem fair and equitable.

                         (iv) If the Company fails to comply with the Effective Leverage Ratio requirement as provided in Section 10 (the “Effective Leverage Ratio Requirement”) as of the close of business on the last Business Day of any week as required by Section 10 (and such failure is not cured as of the close of business on the date that is 30 days following such Business Day) (the “Effective Leverage Ratio Cure Date”), the MRP Shares will be subject to mandatory redemption at the Redemption Price out of funds legally available therefor. The number of MRP Shares to be redeemed in such circumstances will be equal to the minimum number of MRP Shares the redemption of which, if deemed to have occurred immediately prior to the opening of business on the relevant Effective Leverage Ratio Cure Date, would result in the Company complying with the Effective Leverage Ratio Requirement as of the Effective Leverage Ratio Cure Date (provided that, if there is no such minimum number of MRP Shares the redemption of which would have such result, all MRP Shares then Outstanding will be redeemed).
                         (v) In determining the MRP Shares required to be redeemed in accordance with the foregoing Section 3(a)(iv), the Company shall allocate the number of shares required to be redeemed to satisfy the Effective Leverage Ratio Requirement pro rata among the Holders of MRP Shares in proportion to the number of shares they hold by lot or by such other method as the Company shall deem fair and equitable, subject to any mandatory redemption provisions, subject to the further provisions of this subparagraph (v). The Company shall effect any required mandatory redemption pursuant to subparagraph (a)(iv) of this Section 3 no later than 30 calendar days after the Effective Leverage Ratio Cure Date (the “Leverage Mandatory Redemption Date”), except that if the Company does not have funds legally available for the redemption of, or is not otherwise legally permitted to redeem, the number of MRP Shares which would be required to be redeemed by the Company under subparagraph (a)(iv) of this Section 3 if sufficient funds were available, together with shares of other MRP Shares which are subject to mandatory redemption under provisions similar to those contained in this Section 3, or the Company otherwise is unable to effect such redemption on or prior to such Leverage Mandatory Redemption Date, the Company shall redeem those MRP Shares, and shares of other MRP Shares which it was unable to redeem, on the earliest practicable date on which the Company will have such funds available, upon notice pursuant to Section 3(b) to record owners of the MRP Shares to be redeemed and the Paying Agent. The Company will deposit with the Paying Agent funds sufficient to redeem the specified number of MRP Shares with respect to a redemption required under subparagraph (a)(iv) of this Section 3, by 12:00 p.m., New York City time, on the Leverage Mandatory Redemption Date. If fewer than all of the Outstanding MRP Shares are to be redeemed pursuant to this Section 3(a)(v), the number of MRP Shares to be redeemed shall be redeemed pro rata from the Holders of such MRP Shares in proportion to the number of such MRP Shares held by such Holders, by lot or by such other method as the Company shall deem fair and equitable.
                         (vi) The company shall redeem all Outstanding MRP Shares on the Term Redemption Date at the Redemption Price.
          (b) In the event of a redemption pursuant to Section 3(a), the Company will file a notice of its intention to redeem with the Commission so as to provide at least the minimum notice required under Rule 23c-2 under the 1940 Act or any successor provision, to the extent applicable. In addition, the Company shall deliver a notice of redemption (the “Notice of Redemption”) containing the information set forth below to the Paying Agent and the Holders of MRP Shares to be redeemed not more than 40 days prior to the applicable redemption date. The Notice of Redemption will be addressed to the Holders of MRP Shares at their addresses appearing on the share records of the Company. Such Notice of Redemption will set forth (1) the date fixed for redemption, (2) the number and identity of MRP Shares to be redeemed, (3) the Redemption Price (specifying the amount of accumulated dividends to be included therein and the amount of the redemption premium, if any), (4) that dividends on the shares to be redeemed will cease to accumulate on such date fixed for redemption, and (5) the provision of these terms of the MRP Shares under which redemption shall be made. No defect in the Notice of Redemption or in the transmittal or mailing thereof will affect the validity of the redemption proceedings, except as required by applicable law.
          (c) Notwithstanding the provisions of paragraph (a) of this Section 3, but subject to Section 7(f), no MRP Shares may be redeemed unless all dividends in arrears on the Outstanding MRP Shares and all shares of stock of the Company ranking on a parity with the MRP Shares with respect to payment of dividends or upon liquidation have been or are being contemporaneously paid or set aside for payment; provided, however, that the foregoing shall not prevent the purchase or acquisition of all Outstanding MRP Shares pursuant to the successful completion of an otherwise lawful purchase or exchange offer made on the same terms to, and accepted by, Holders of all Outstanding MRP Shares.
               (d) Upon the deposit of funds sufficient to redeem MRP Shares with the Paying Agent on the date fixed for redemption and the giving of the Notice of Redemption to the Paying Agent under paragraph (b) of this Section 3, dividends on such MRP Shares shall cease to accumulate and such MRP Shares shall no longer be deemed to be Outstanding for any purpose (including, without limitation, for purposes of calculating whether the Company has maintained the MRP Shares Asset Coverage or met the MRP Shares Basic Maintenance Amount or Effective Leverage Ratio Requirement), and all rights of the Holder of the shares so called for redemption shall cease and terminate, except the right of such Holder to receive the Redemption Price specified herein, but without any interest or other additional amount. Such Redemption Price shall be paid by the Paying Agent to the Holders. Upon written request, the Company shall be entitled to receive from the Paying Agent, promptly after the date fixed for redemption, any cash deposited with the Paying Agent in excess of (1) the aggregate Redemption Price of the MRP Shares called for redemption on such date and (2) such other amounts, if any, to which Holders of MRP Shares called for redemption may be entitled. Any funds so deposited that are unclaimed at the end of two years from such redemption date shall, to the extent permitted by law, be paid to the Company upon its written request, after which time the Holders so called for redemption may look only to the Company for payment of the Redemption Price and all other amounts, if any, to which they may be entitled.
               (e) To the extent that any redemption for which a Notice of Redemption has been given is not made by reason of the absence of legally available funds therefor, or is otherwise prohibited by applicable law, such redemption shall be made as soon as practicable to the extent such funds become legally available or such redemption is no longer otherwise prohibited. Failure to redeem MRP Shares shall be deemed to exist when the Company shall have failed, for any reason whatsoever, to deposit in trust with the Paying Agent the Redemption Price with respect to any shares for which such Notice of Redemption has been given in accordance with Section 2(c)(ii) hereof. Notwithstanding the fact that the Company may not have redeemed MRP Shares for which a Notice of Redemption has been given, dividends may be declared and paid on MRP Shares and shall include those MRP Shares for which Notice of Redemption has been given but for which deposit of funds has not been made.
               (f) All moneys paid to the Paying Agent for payment of the Redemption Price of MRP Shares called for redemption shall be held in trust by the Paying Agent for the benefit of Holders of MRP Shares to be redeemed.
               (g) Reserved.
               (h) Except for the provisions described above, nothing contained in these terms of the MRP Shares limits any right of the Company to purchase or otherwise acquire any MRP Shares at any price, whether higher or lower than the price that would be paid in connection with an optional or mandatory redemption, so long as, at the time of any such purchase, there is no arrearage in the payment of dividends on, or the mandatory or optional redemption price with respect to, any MRP Shares for which Notice of Redemption has been given and the Company is in compliance with the MRP Shares Asset Coverage, MRP Shares Basic Maintenance Amount and Effective Leverage Ratio Requirement after giving effect to such purchase or acquisition on the date thereof. If fewer than all of the Outstanding MRP Shares are redeemed or otherwise acquired by the Company, the Company shall give notice of such transaction to the Paying Agent, in accordance with the procedures agreed upon by the Board of Directors.
               (i) In the case of any redemption pursuant to this Section 3, only whole MRP Shares shall be redeemed, and in the event that any provision of the Charter would require redemption of a fractional share, the Paying Agent shall be authorized to round up so that only whole shares are redeemed.
               (j) Notwithstanding anything herein to the contrary, the Board of Directors may authorize, create or issue any class or series of shares of stock, including other series of mandatory redeemable preferred shares, ranking on a parity with the MRP Shares with respect to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Company, to the extent permitted by the 1940 Act, if, upon issuance, the Company would meet the MRP Shares Asset Coverage, MRP Shares Basic Maintenance Amount, the Effective Leverage Ratio Requirement and the requirements of Section 11 hereof.

          4. Liquidity Account. (a) On or prior to the Liquidity Account Initial Date, the Company will cause its custodian to segregate, by means of appropriate identification on its books and records or otherwise in accordance with the custodian’s normal procedures, from the Company’s other assets (the “Term Redemption Liquidity Account”) Deposit Securities or any other security or investment owned by the Company rated not less than A3 by Moody’s or A- by Fitch or an equivalent rating by any Other Rating Agency (each a “Liquidity Account Investment” and collectively the “Liquidity Account Investments”) with a Market Value equal to at least 110% of the Term Redemption Amount (as defined below) with respect to such MRP Shares. The “Term Redemption Amount” for the MRP Shares is equal to the Redemption Price to be paid on the Term Redemption Date, based on the number of MRP Shares then Outstanding, assuming for this purpose that the Dividend Rate in effect at the Liquidity Account Initial Date will be the Dividend Rate in effect until the Term Redemption Date. If, on any date after the Liquidity Account Initial Date, the aggregate Market Value of the Liquidity Account Investments included in the Term Redemption Liquidity Account for MRP Shares as of the close of business on any Business Day is less than 110% of the Term Redemption Amount, then the Company will cause its custodian to take all such necessary actions, including segregating the Company’s assets as Liquidity Account Investments, so that the aggregate Market Value of the Liquidity Account Investments included in the Term Redemption Liquidity Account is at least equal to 110% of the Term Redemption Amount not later than the close of business on the next succeeding Business Day.
          (b) The Company may instruct its custodian on any date to release any Liquidity Account Investments from segregation with respect to the MRP Shares and to substitute therefor other Liquidity Account Investments not so segregated, so long as the assets segregated as Liquidity Account Investments at the close of business on such date have a Market Value equal to 110% of the Term Redemption Amount. The Company will cause its custodian not to permit any lien, security interest or encumbrance to be created or permitted to exist on or in respect of any Liquidity Account Investments included in the Term Redemption Liquidity Account, other than liens, security interests or encumbrances arising by operation of law and any lien of the custodian with respect to the payment of its fees or repayment for its advances.
          (c) The Deposit Securities included in the Term Redemption Liquidity Account may be applied by the Company, in its discretion, towards payment of the Term Redemption Price. Upon the deposit by the Company with the Paying Agent of Deposit Securities having an initial combined Market Value sufficient to effect the redemption of the MRP Shares on the Term Redemption Date, the requirement to maintain the Term Redemption Liquidity Account as described above will lapse and be of no further force and effect.
          5. Reserved.
          6. Voting Rights. (a) Except for matters which do not require the vote of Holders of MRP Shares under the 1940 Act and except as otherwise provided in the Charter or Bylaws, herein or as otherwise required by applicable law, (1) each Holder of MRP Shares shall be entitled to one vote for each MRP Share held on each matter submitted to a vote of stockholders of the Company, and (2) the holders of outstanding Preferred Shares and outstanding Common Shares shall vote together as a single class on all matters submitted to stockholders; provided, however, that the holders of outstanding Preferred Shares shall be entitled, as a class, to the exclusion of the holders of shares of all other classes of stock of the Company, to elect two Directors of the Company at all times. The identity and class (if the Board of Directors is then classified) of the nominees for such Directors may be fixed by the Board of Directors. Subject to paragraph (b) of this Section 6, the holders of outstanding Common Shares and outstanding Preferred Shares, voting together as a single class, shall elect the balance of the Directors.
               (b) During any period in which any one or more of the conditions described below shall exist (such period being referred to herein as a “Voting Period”), the number of Directors constituting the Board of Directors shall automatically increase by the smallest number that, when added to the two Directors elected exclusively by the holders of Preferred Shares would constitute a majority of the Board of Directors as so increased by such smallest number; and the holders of Preferred Shares shall be entitled, voting as a class on a one-vote-per-share basis (to the exclusion of the holders of all other securities and classes of shares of the Company), to elect such smallest number of additional Directors, together with the two Directors that such holders are in any event entitled to elect. A Voting Period shall commence:

                         (i) if at the close of business on any Dividend Payment Date accumulated dividends (whether or not earned or declared) on Preferred Shares equal to at least two full years’ dividends shall be due and unpaid; or
                         (ii) if at any time holders of any Preferred Shares are entitled under the 1940 Act to elect a majority of the Directors of the Company.
          Upon the termination of a Voting Period, the voting rights described in this paragraph (b) of Section 6 shall cease, subject always, however, to the revesting of such voting rights in the holders of Preferred Shares upon the further occurrence of any of the events described in this paragraph (b) of Section 6.
               (c) As soon as practicable after the accrual of any right of the holders of Preferred Shares to elect additional Directors as described in paragraph (b) of this Section 6, the Company shall call a special meeting of such holders, and mail a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 30 calendar days after the date of mailing of such notice. If the Company fails to send such notice or if a special meeting is not called at the expense of the Company, it may be called by any such holder on like notice. The record date for determining the holders entitled to notice of and to vote at such special meeting shall be the close of business on the fifth Business Day preceding the day on which such notice is mailed. At any such special meeting and at each meeting of holders of Preferred Shares held during a Voting Period at which Directors are to be elected, such holders, voting together as a class (to the exclusion of the holders of all other securities and classes of capital stock of the Company), shall be entitled to elect the number of Directors prescribed in paragraph (b) of this Section 6 on a one-vote-per-share basis.
               (d) The terms of office of all persons who are Directors of the Company at the time of a special meeting of Holders of the MRP Shares and holders of other Preferred Shares to elect Directors shall continue, notwithstanding the election at such meeting by the Holders of the MRP Shares and such holders of other Preferred Shares of the number of Directors that they are entitled to elect, and the persons so elected by such holders, together with the two incumbent Directors elected by such holders and the remaining incumbent Directors, shall constitute the duly elected Directors of the Company.
               (e) Simultaneously with the termination of a Voting Period, the terms of office of the additional Directors elected by the Holders of the MRP Shares and holders of other Preferred Shares pursuant to paragraph (b) of this Section 6 shall terminate, the number of Directors constituting the Board of Directors shall decrease accordingly, the remaining Directors shall constitute the Directors of the Company and the voting rights of such holders to elect additional Directors pursuant to paragraph (b) of this Section 6 shall cease, subject to the provisions of the last sentence of paragraph (b) of this Section 6.
               (f) So long as any Preferred Shares are outstanding, the Company will not, without the affirmative vote of the holders of a majority of the outstanding Preferred Shares determined with reference to a “majority of outstanding voting securities” as that term is defined in Section 2(a)(42) of the 1940 Act (a “1940 Act Majority”), voting as a separate class:
                         (i) amend, alter or repeal any of the preferences, rights or powers of such class of Preferred Shares so as to affect materially and adversely such preferences, rights or powers as defined in Section 6(h) below;
                         (ii) create, authorize or issue shares of any class of capital stock ranking senior to or on a parity with the Preferred Shares with respect to the payment of dividends or the distribution of assets, or any securities convertible into, or warrants, options or similar rights to purchase, acquire or receive, such shares of capital stock ranking senior to or on a parity with the Preferred Shares or reclassify any authorized shares of capital stock of the Company into any shares ranking senior to or on a parity with the Preferred Shares (except that, notwithstanding the foregoing, but subject to the provisions of either Section 3(j) or 11, as applicable, the Board of Directors, without the vote or consent of the holders of the Preferred Shares may from time to time authorize, create and classify, and the Company may from time to time issue, shares or series of Preferred Shares, including other series of MRP Shares, ranking on a parity with the MRP Shares with respect to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Company, and may authorize, reclassify and/or issue any additional MRP Shares, including MRP Shares previously purchased or redeemed by the Company, subject to continuing compliance by the Company with the MRP Shares Asset Coverage requirement, MRP Shares Basic Maintenance Amount and Effective Leverage Ratio Requirement);
                         (iii) institute any proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition seeking or consenting to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors, or, except as may be required by applicable law, admit in writing its inability to pay its debts generally as they become due or take any corporate action in furtherance of any such action;
                         (iv) create, incur or suffer to exist, or agree to create, incur or suffer to exist, or consent to cause or permit in the future (upon the happening of a contingency or otherwise) the creation, incurrence or existence of any material lien, mortgage, pledge, charge, security interest, security agreement, conditional sale or trust receipt or other material encumbrance of any kind upon any of the Company’s assets as a whole, except (A) liens the validity of which are being contested in good faith by appropriate proceedings, (B) liens for taxes that are not then due and payable or that can be paid thereafter without penalty, (C) liens, pledges, charges, security interests, security agreements or other encumbrances arising in connection with any indebtedness senior to the MRP Shares or arising in connection with any futures contracts or options thereon, interest rate swap or cap transactions, forward rate transactions, put or call options, short sales of securities or other similar transactions, (D) liens, pledges, charges, security interests, security agreements or other encumbrances arising in connection with any indebtedness permitted under clause (v) below and (E) liens to secure payment for services rendered, including, without limitation, services rendered by the Company’s custodian and the Paying Agent;
                         (v) create, authorize, issue, incur or suffer to exist any indebtedness for borrowed money or any direct or indirect guarantee of such indebtedness for borrowed money or any direct or indirect guarantee of such indebtedness, except the Company may borrow and issue senior securities as may be permitted by the Company’s investment restrictions or as may be permitted by the 1940 Act; provided, however, that transfers of assets by the Company subject to an obligation to repurchase shall not be deemed to be indebtedness for purposes of this provision to the extent that after any such transaction the Company meets the MRP Shares Basic Maintenance Amount.
               (g) The affirmative vote of the holders of a 1940 Act Majority of the outstanding Preferred Shares, voting as a separate class, shall be required to approve any plan of reorganization (as such term is used in the 1940 Act) adversely affecting such Preferred Shares or any action requiring a vote of security holders of the Company under Section 13(a) of the 1940 Act.
               (h) The affirmative vote of the holders of a 1940 Act Majority of the Outstanding MRP Shares, voting separately as a series, shall be required with respect to any matter that materially and adversely affects the rights, preferences, or powers of the MRP Shares in a manner different from that of other series of classes of the Company’s shares of capital stock. For purposes of the foregoing, no matter shall be deemed to adversely affect any right, preference or power unless such matter (i) alters or abolishes any preferential right of the MRP Shares; (ii) creates, alters or abolishes any right in respect of redemption of the MRP Shares; or (iii) creates or alters (other than to abolish) any restriction on transfer applicable to the MRP Shares. The vote of holders of any shares described in this Section 6(h) will in each case be in addition to a separate vote of the requisite percentage of Common Shares and/or Preferred Shares, if any, necessary to authorize the action in question.
               (i) The rights of the MRP Shares or the Holders thereof, including, without limitation, the interpretation or applicability of any or all covenants or other obligations of the Company contained herein or of the definitions of the terms contained herein, all such covenants, obligations and definitions having been adopted pursuant to Rating Agency Guidelines, may from time to time be modified, altered or repealed by the Board of Directors in its sole discretion, based on a determination by the Board of Directors that such action is necessary or appropriate in connection with obtaining or maintaining the rating of any Rating Agency with respect to the MRP Shares or revising the Company’s investment restrictions or policies consistent with guidelines of any Rating

Agency, and any such modification, alteration or repeal will not be deemed to affect the preferences, rights or powers of MRP Shares or the Holders thereof, provided that the Board of Directors receives written confirmation from each relevant Rating Agency (with such confirmation in no event being required to be obtained from a particular Rating Agency with respect to definitions or other provisions relevant only to and adopted in connection with another Rating Agency’s rating of the MRP Shares) that any such modification, alteration or repeal would not adversely affect the rating then assigned by such Rating Agency.
          The terms of the MRP Shares are subject to the Rating Agency Guidelines, as reflected in a written document and as amended from time to time by the respective Rating Agency, for so long as the MRP Shares are then rated by the applicable Rating Agency. Such Rating Agency Guidelines may be amended by the respective Rating Agency without the vote, consent or approval of the Company, the Board of Directors and any holder of shares of Preferred Shares, including any series of MRP Shares, or any other stockholder of the Company.
               (j) Unless otherwise required by law, Holders of MRP Shares shall not have any relative rights or preferences or other special rights other than those specifically set forth herein. The Holders of MRP Shares shall have no rights to cumulative voting. If the Company fails to pay any dividends on the MRP Shares, the exclusive remedy of the Holders shall be the right to vote for Directors pursuant to the provisions of this Section 6.
               (k) The foregoing voting provisions will not apply with respect to the MRP Shares if, at or prior to the time when a vote is required, such MRP Shares have been (i) redeemed or (ii) called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.
          7. Liquidation Rights. (a) Upon the dissolution, liquidation or winding up of the affairs of the Company, whether voluntary or involuntary, the Holders of MRP Shares then Outstanding, together with holders of shares of any Preferred Shares then outstanding ranking on a parity with the MRP Shares upon dissolution, liquidation or winding up, shall be entitled to receive and to be paid out of the assets of the Company (or the proceeds thereof) available for distribution to its stockholders after satisfaction of claims of creditors of the Company, but before any distribution or payment shall be made in respect of the Common Shares, an amount equal to the liquidation preference with respect to such MRP Shares. The liquidation preference for MRP Shares shall be $10.00 per share, plus an amount equal to all accumulated dividends thereon (whether or not earned or declared but without interest) to the date payment of such distribution is made in full or a sum sufficient for the payment thereof is set apart with the Paying Agent. No redemption premium shall be paid upon any liquidation even if such redemption premium would be paid upon optional or mandatory redemption of the relevant shares. In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or otherwise, is permitted under the MGCL, amounts that would be needed, if the Company were to be dissolved at the time of distribution, to satisfy the liquidation preference of the MRP Shares will not be added to the Company’s total liabilities.
               (b) If, upon any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the assets of the Company available for distribution among the holders of all outstanding Preferred Shares shall be insufficient to permit the payment in full to holders of the amounts to which they are entitled, then the available assets shall be distributed among the holders of all outstanding Preferred Shares ratably in any distribution of assets according to the respective amounts which would be payable on all the shares if all amounts thereon were paid in full.
               (c) Upon the dissolution, liquidation or winding up of the affairs of the Company, whether voluntary or involuntary, until payment in full is made to the holders of MRP Shares of the liquidation distribution to which they are entitled, (1) no dividend or other distribution shall be made to the holders of Common Shares or any other class of shares of capital stock of the Company ranking junior to MRP Shares upon dissolution, liquidation or winding up and (2) no purchase, redemption or other acquisition for any consideration by the Company shall be made in respect of the Common Shares or any other class of shares of capital stock of the Company ranking junior to MRP Shares upon dissolution, liquidation or winding up.
               (d) A consolidation, reorganization or merger of the Company with or into any other trust or company, or a sale, lease or exchange of all or substantially all of the assets of the Company in consideration for the issuance of equity securities of another trust or company or other legal entity shall not be deemed to be a liquidation, dissolution or winding up, whether voluntary or involuntary, for the purposes of this Section 7.
               (e) After the payment to the holders of Preferred Shares, including MRP Shares, of the full preferential amounts provided for in this Section 7, the holders of Preferred Shares, including MRP Shares, as such shall have no right or claim to any of the remaining assets of the Company.
               (f) If the assets of the Company or proceeds thereof available for distribution to the Holders of MRP Shares, upon any dissolution, liquidation or winding up of the affairs of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to paragraph (a) of this Section 7, no such distribution shall be made on account of any shares of any other class or series of Preferred Shares ranking on a parity with MRP Shares unless proportionate distributive amounts shall be paid on account of the MRP Shares, ratably, in proportion to the full distributable amounts to which holders of all such parity shares are entitled upon such dissolution, liquidation or winding up.
               (g) Subject to the rights of the holders of shares of any series or class or classes of stock ranking on a parity with MRP Shares with respect to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Company, after payment shall have been made in full to the Holders of the MRP Shares as provided in paragraph (a) of this Section 7, but not prior thereto, any other series or class or classes of stock ranking junior to MRP Shares with respect to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Company shall, subject to any respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the Holders of the MRP Shares shall not be entitled to share therein.
          8. Reserved.
          9. MRP Shares Asset Coverage. The Company shall maintain, as of the last Business Day of any week in which any of the MRP Shares are Outstanding, asset coverage that is equal to or greater than the MRP Shares Asset Coverage; provided, however, that Section 3(a)(ii) shall be the sole remedy if the Company fails to do so.
          10. Effective Leverage Ratio. For so long as any MRP Shares are Outstanding, the Effective Leverage Ratio shall not exceed 50% as of the close of business on the last Business Day of any week. If the Effective Leverage Ratio shall exceed such percentage as of any time as of which such compliance is required to be determined as aforesaid, the provisions of Section 3(a)(iv) shall be applicable, which provisions shall constitute the sole remedy for the Company’s failure to comply with the provisions of this Section 10. For purposes of determining whether the requirements of this Section 10 are satisfied, the “Effective Leverage Ratio” on any date shall mean the quotient of:
          (i) The sum of (A) the aggregate liquidation preference of the Company’s “senior securities” (as that term is defined in the 1940 Act) that are stock for purposes of the 1940 Act, excluding, without duplication, (1) any such senior securities for which the Company has issued a notice of redemption and either has delivered Deposit Securities or sufficient funds (in accordance with the terms of such senior securities) to the Paying Agent for such senior securities or otherwise has adequate Deposit Securities or sufficient funds on hand for the purpose of such redemption and (2) any such senior securities that are to be redeemed with net proceeds from the sale of the MRP Shares, for which the Company has delivered Deposit Securities or sufficient funds (in accordance with the terms of such senior securities) to the Paying Agent for such senior securities or otherwise has adequate Deposit Securities or sufficient funds on hand for the purpose of such redemption; and (B) the aggregate principal amount of the Company’s “senior securities representing indebtedness” (as that term is defined in the 1940 Act); divided by
          (ii) The market value (determined in accordance with the Company’s valuation procedure) of the Company’s total assets (including amounts attributable to senior securities), less the amount of the Company’s accrued liabilities (other than liabilities for the aggregate principal amount of senior securities representing indebtedness).

          11. Certain Other Restrictions. For so long as any MRP Shares are Outstanding and any Rating Agency is then rating such MRP Shares, the Company will not, unless it reasonably believes that any such action would not impair the rating then assigned by such Rating Agency to such MRP Shares, engage in certain proscribed transactions set forth in the Rating Agency Guidelines.
          12. Compliance Procedures for Asset Maintenance Tests. For so long as any MRP Shares are Outstanding and Fitch or any Other Rating Agency which so requires is then rating such MRP Shares, the Company shall deliver to each rating agency which is then rating MRP Shares and any other party specified in the Rating Agency Guidelines all certificates that are set forth in the respective Rating Agency Guidelines at such times and containing such information as set forth in the respective Rating Agency Guidelines.
          13. Notice. All notices or communications hereunder, unless otherwise specified in these terms of the MRP Shares, shall be sufficiently given if in writing and delivered in person, by telecopier, by electronic means or mailed by first-class mail, postage prepaid. Notices delivered pursuant to this Section 13 shall be deemed given on the earlier of the date received or the date five days after which such notice is mailed, except as otherwise provided in these terms of the MRP Shares or by the MGCL for notices of stockholders’ meetings.
          14. Waiver. To the extent permitted by Maryland law, holders of a 1940 Act Majority of the outstanding Preferred Shares acting collectively or voting separately from any other series, may by affirmative vote waive any provision hereof intended for their respective benefit in accordance with such procedures as may from time to time be established by the Board of Directors.
          15. Termination. If no MRP Shares are Outstanding, all rights and preferences of the MRP shares established and designated hereunder shall cease and terminate, and all obligations of the Company under these terms of the MRP Shares, shall terminate.
          16. Facts Ascertainable Outside Charter. Subject to the provisions of these terms of the MRP Shares, the Board of Directors may, by resolution duly adopted, without stockholder approval (except as otherwise provided by these terms of the MRP Shares or required by applicable law), modify these terms of the MRP Shares to reflect any modification hereto which the Board of Directors is entitled to adopt pursuant to the terms of Section 6(i) hereof or otherwise without stockholder approval. To the extent permitted by applicable law, the Board of Directors may interpret, modify or adjust the provisions of these terms of the MRP Shares to resolve any inconsistency or ambiguity or to remedy any defect.
          17. Definitions. As used herein, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:
               (a) “Affiliate” means any person controlled by, in control of or under common control with the Company.
               (b) “Applicable Rate” means 5.00% per annum, as adjusted (if applicable) in accordance with Section 2(c)(i) hereof.
               (c) “Asset Coverage Cure Date” has the meaning set forth in Section 3(a)(ii).
               (d) “Basic Maintenance Amount” has the meaning set forth in the Rating Agency Guidelines.
               (e) “Board of Directors” or “Board” means the Board of Directors of the Company or any duly authorized committee thereof as permitted by applicable law.
               (f) “Business Day” means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, Sunday or other day on which banks in the City of New York, New York are authorized or obligated by law to close.

               (g) “Commission” means the Securities and Exchange Commission.
               (h) “Common Shares” means the shares of common stock, par value $.001 per share, of the Company.
               (i) “Default” has the meaning set forth in Section 2(c)(ii) hereof.
               (j) “Default Period” has the meaning set forth in Section 2(c)(ii) hereof.
               (k) “Default Rate” means the Applicable Rate plus 5% per annum.
               (l) “Deposit Securities” means, as of any date, any United States dollar-denominated security or other investment of a type described below that either (i) is a demand obligation payable to the holder thereof on any Business Day or (ii) has a maturity date, mandatory redemption date or mandatory payment date, on its face or at the option of the holder, preceding the relevant redemption date, Dividend Payment Date or other payment date in respect of which such security or other investment has been deposited or set aside as a Deposit Security:
(1)	cash or any cash equivalent;

(2)	any U.S. Government Obligations;

(3)	any security that has a credit rating from at least one NRSRO that is the highest applicable rating generally ascribed by such NRSRO to securities with substantially similar terms as of the date of these terms of the MRP Shares (or such rating’s future equivalent), including (A) any such security that has been pre-refunded by the issuer thereof with the proceeds of such refunding having been irrevocably deposited in trust or escrow for the repayment thereof or (B) any such fixed or variable rate security that qualifies as an eligible security under Rule 2a-7 under the 1940 Act;

(4)	any investment in any money market fund registered under the 1940 Act that qualifies under Rule 2a-7 under the 1940 Act, or similar investment vehicle described in Rule 12d1-1(b)(2) under the 1940 Act;

(5)	any letter of credit from a bank or other financial institution that has a credit rating from at least one NRSRO that is the highest applicable rating generally ascribed by such NRSRO to bank deposits or short-term debt of similar banks or other financial institutions as of the date of these terms of the MRP Shares (or such rating’s future equivalent); or

(6)	any security traded on a national securities exchange and issued by a master limited partnership or any entity controlling, controlled by, or under common control with, such master limited partnership with a market capitalization in excess of $300 million.
               (m) “Discounted Value” has the meaning set forth in the Rating Agency Guidelines.
               (n) “Dividend Default” has the meaning set forth in Section 2(c)(ii) hereof.
               (o) “Dividend Payment Date” with respect to the MRP Shares means the first Business Day of the month next following each Dividend Period and the Redemption Date.
               (p) “Dividend Period” means, with respect to the MRP Shares, the period commencing on the Original Issue Date and ending on February 28, 2011, and thereafter, the period beginning on and including the first calendar day of the month following the month of which the previous Dividend Period ended and ending on and including the last calendar day of such month.
               (q) “Dividend Rate” has the meaning set forth in Section 2(c)(i) hereof.
               (r) “Effective Leverage Ratio” has the meaning set forth in Section 10 hereof.

               (s) “Effective Leverage Ratio Cure Date” has the meaning set forth in Section 3(a)(iv) hereof.
               (t) “Effective Leverage Ratio Requirement” has the meaning set forth in Section 3(a)(iv) hereof.
               (u) “Eligible Assets” means Fitch Eligible Assets (if Fitch is then rating the MRP Shares) and/or Other Rating Agency Eligible Assets (if any Other Rating Agency is then rating the MRP Shares), whichever is applicable.
               (v) “Fitch” means Fitch Ratings and its successors at law.
               (w) “Fitch Eligible Assets” means the assets of the Company set forth in the Fitch Guidelines as eligible for inclusion in calculating the Discounted Value of the Company’s assets in connection with Fitch’s rating then assigned to the MRP Shares.
               (x) “Fitch Guidelines” mean the guidelines provided by Fitch, as may be amended from time to time, in connection with Fitch’s ratings of the MRP Shares.
               (y) “Holder” means, with respect to MRP Shares, the registered holder of MRP Shares as the same appears on the share ledger or share records of the Company.
               (z) “Initial MRP Shares” means the Mandatory Redeemable Preferred Shares, liquidation preference $10.00 per share, established by Articles Supplementary filed by the Company with the State Department of Assessments and Taxation of Maryland on November 24, 2009.
               (aa) “Leverage Mandatory Redemption Date” has the meaning set forth in Section 3(a)(v) hereof.
               (bb) “Liquidity Account Initial Date” means October 31, 2017.
               (cc) “Liquidity Account Investment” has the meaning set forth in Section 4(a) hereof.
               (dd) “Mandatory Redemption Date” has the meaning set forth in Section 3(a)(iii) hereof.
               (ee) “Market Value” means the market value of an asset of the Company determined as follows: For equity securities, the value obtained from readily available market quotations. If an equity security is not traded on an exchange or not available from a Board-approved pricing service, the value obtained from written broker-dealer quotations. For fixed-income securities, the value obtained from readily available market quotations based on the last sale price of a security on the day the Company values its assets or the market value obtained from a pricing service or the value obtained from a direct written broker-dealer quotation from a dealer who has made a market in the security. For other securities, the value obtained pursuant to the Company’s valuation procedures. If the market value of a security cannot be obtained, or the Company’s investment adviser determines that the value of a security as so obtained does not represent the fair value of a security, fair value for that security shall be determined pursuant to the valuation procedures adopted by the Board of Directors.
               (ff) “MGCL” has the meaning set forth in Section 1(e) hereof.
               (gg) “MRP Shares” has the meaning set forth in the first paragraph under the caption “Designation” above.
               (hh) “MRP Shares Asset Coverage” means asset coverage, as determined in accordance with Section 18(h) of the 1940 Act, of at least 225% with respect to all outstanding senior securities of the Company which are stock, including all Outstanding MRP Shares (or such other greater asset coverage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities which are stock of a closed-end investment company as a condition of declaring dividends on its common stock), determined on the basis of values calculated as of a time within 48 hours next preceding the time of such determination.
               (ii) “MRP Shares Basic Maintenance Amount” means, so long as Fitch or any Other Rating Agency is then rating the MRP Shares, the maintenance of Eligible Assets with an aggregate Discounted Value at least equal to the Basic Maintenance Amount.
               (jj) “NRSRO” means any nationally recognized statistical rating organization (as such term is defined for purposes of Rule 436(g)(2) under the Securities Act).
               (kk) “1940 Act” means the Investment Company Act of 1940, as amended from time to time.
               (ll) “1940 Act Asset Coverage” means asset coverage, as determined in accordance with Section 18(h) of the 1940 Act, of at least 200% with respect to all outstanding senior securities of the Company which are stock, including all Outstanding MRP Shares (or such other greater asset coverage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities which are stock of a closed-end investment company as a condition of declaring dividends on its common stock), determined on the basis of values calculated as of a time within 48 hours next preceding the time of such determination.
               (mm) “1940 Act Majority” has the meaning set forth in Section 6(f) hereof.
               (nn) “Notice of Redemption” means any notice with respect to the redemption of MRP Shares pursuant to Section 3.
               (oo) “Optional Redemption Premium” means with respect to each MRP Share an amount equal to:
(1)	if the optional redemption occurs after March 1, 2012 and on or prior to March 1, 2013, $0.10 per share;

(2)	if the optional redemption occurs after March 1, 2013 and on or prior to March 1, 2014, $0.05 per share; or

(3)	if the optional redemption occurs after March 1, 2014 and prior to the Term Redemption Date, $0.00 per share.
               (pp) “Original Issue Date” means, with respect to the MRP Shares, February 10, 2011.
               (qq) “Other Rating Agency” means any NRSRO other than Fitch then providing a rating for the MRP Shares pursuant to the request of the Company.
               (rr) “Other Rating Agency Eligible Assets” means assets of the Company designated by any Other Rating Agency as eligible for inclusion in calculating the Discounted Value of the Company’s assets in connection with such Other Rating Agency’s rating of MRP Shares.
               (ss) “Other Rating Agency Guidelines” means the guidelines provided by each Other Rating Agency, as may be amended from time to time, in connection with the Other Rating Agency’s rating of MRP Shares.
               (tt) “Outstanding” means, as of any date, MRP Shares theretofore issued by the Company except, without duplication, (i) any MRP Shares theretofore canceled, redeemed or repurchased by the Company, or with respect to which the Company has given notice of redemption and irrevocably deposited with the Paying Agent sufficient funds to redeem such MRP Shares and (ii) any MRP Shares represented by any certificate in lieu of which a new certificate has been executed and delivered by the Company. Notwithstanding the foregoing, (A) for purposes of voting rights (including the determination of the number of shares required to constitute a quorum), any of the MRP Shares to which the Company or any Affiliate of the Company shall be the Holder shall be disregarded and not deemed outstanding, and (B) for purposes of determining the MRP Shares Basic Maintenance Amount, MRP Shares held by the Company shall be disregarded and not deemed outstanding but shares held by any Affiliate of the Company shall be deemed outstanding.
               (uu) “Paying Agent” means Computershare Trust Company, N.A. unless and until another entity appointed by a resolution of the Board of Directors enters into an agreement with the Company to serve as paying agent.
               (vv) “Person” or “person” means and includes an individual, a corporation, a partnership, a trust, a company, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.
               (ww) “Preferred Shares” means the shares of preferred stock, par value $0.001 per share, including the MRP Shares and the Initial MRP Shares, of the Company from time to time.
               (xx) “Rating Agency” means Fitch (if Fitch is then rating MRP Shares) and any Other Rating Agency.
               (yy) “Rating Agency Guidelines” mean Fitch Guidelines (if Fitch is then rating MRP Shares) and any Other Rating Agency Guidelines (if any Other Rating Agency is then rating MRP Shares), whichever is applicable.
               (zz) “Redemption Date” has the meaning set forth in Section 2(c)(ii) hereof.
               (aaa) “Redemption Default” has the meaning set forth in Section 2(c)(ii) hereof.
               (bbb) “Redemption Price” means with respect to each MRP Share a price per share equal to the liquidation preference per share ($10.00) plus an amount equal to all unpaid dividends and distributions on such MRP Share accumulated to (but excluding) the date fixed for redemption (whether or not earned or declared by the Company, but excluding interest thereon).
               (ccc) “Securities Act” means the Securities Act of 1933, as amended from time to time.
               (ddd) “Term Redemption Amount” has the meaning set forth in Section 4(a) hereof.
               (eee) “Term Redemption Date” means March 1, 2018.
               (fff) “Term Redemption Liquidity Account” has the meaning set forth in Section 4(a) hereof.
               (ggg) “Tortoise Notes” shall mean the $90,000,000 in principal amount of the Company’s currently outstanding Senior Notes Series D, E and F, and any additional series of such notes which may be issued from time to time by the Company.
               (hhh) “U.S. Government Obligations” means direct obligations of the United States or of its agencies or instrumentalities that are entitled to the full faith and credit of the United States and that, other than United States Treasury Bills, provide for the periodic payment of interest and the full payment of principal at maturity or call for redemption.
               (iii) “Voting Period” has the meaning set forth in Section 6(b) hereof.
          18. Interpretation. References to sections, subsections, clauses, sub-clauses, paragraphs and subparagraphs are to such sections, subsections, clauses, sub-clauses, paragraphs and subparagraphs contained herein, unless specifically identified otherwise.

          SECOND: The MRP Shares have been classified and designated by the Board of Directors under the authority contained in the Charter.
          THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.
          FOURTH: The undersigned President of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Assistant Secretary on this 4th day of February, 2011.

ATTEST:	TORTOISE ENERGY CAPITAL CORPORATION

(SEAL)
Name: Diane Bono Title: Assistant Secretary	Name: David J. Schulte Title: President